NEWS RELEASE

1495 Steiger Lake Lane
Victoria, Minnesota 55386 USA
952-443-2500

CONTACTS:	For Immediate Release
Mack V. Traynor, CEO Steve E. Tondera, Jr., CFO

HEI, INC. ENTERS INTO RELATIONSHIP WITH BEACON BANK

MINNEAPOLIS, Jun 2, 2003 /PRNewswire-FirstCall via COMTEX/ — HEI, Inc. (Nasdaq: HEII) ( www.heii.com ) today announced that it has entered into a Credit Agreement with Beacon Bank of Shorewood, Minnesota. The Credit Agreement is a receivables backed facility. HEI believes that the Credit Agreement will provide adequate access to cash in order for HEI to meet its short term liquidity needs.

“We want our shareholders and the community to know that we have followed through on our commitment to replace LaSalle Business Credit, LLC of Chicago, IL, a goal targeted for the end of June of this year,” stated Mack Traynor III. “We are happy to have accomplished this ahead of our original goal by entering into the Credit Agreement with Beacon Bank.”

About HEI, Inc.

HEI, Inc. designs, develops, and manufactures microelectronic, subsystem, system, connectivity, and software solutions. The Company’s unique range of capabilities in product realization give a competitive advantage to OEMs engaged in the medical device, hearing, biotechnology, healthcare information and communications industries. Web site: www.heii.com.

Microelectronics Division Advance Medical Division High Density Interconnect Division RF Identification and Smart Card Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386 4801 north 63rd Street, Boulder CO 80301 610 South Rockford Drive, Tempe, AZ 85281 1546 Lake Drive West, Chanhassen, MN 55317

FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the growth of specific markets, improved results and the estimated HEI revenue, cash flow and profits, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in HEI’s SEC filings.

SOURCE HEI, Inc.
Mack V. Traynor, CEO, or Steve E. Tondera, Jr., CFO, both of
HEI, Inc., +1-952-443-2500
http://www.heii.com